Exhibit 2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 18, 2009 (this “Agreement”), among MMAC, LLC, a Delaware limited liability company (“Buyer”), and certain stockholders of Trudy Corporation, a Delaware corporation (“Company”), identified on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer and the Company, have entered into an Asset Purchase Agreement (as such agreement may hereafter be amended from time to time, the “Purchase Agreement”), pursuant to which Buyer will purchase substantially all of the assets of the Company (the “Asset Purchase”);

WHEREAS, as of the date hereof, each Stockholder is the record and Beneficial Owner of the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I attached hereto (with respect to each Stockholder, such Stockholder’s “Existing Shares” and, together with any shares of Common Stock or other voting capital stock of Company acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or by means of purchase, dividend, distribution or otherwise, such Stockholder’s “Shares”);

WHEREAS, as an inducement and a condition to entering into the Purchase Agreement, Buyer has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement; and

NOW, THEREFORE, to induce Buyer to enter into, and in consideration of its entering into, the Purchase Agreement, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.           Definitions.  For purposes of this Agreement:

(a)           “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing.  Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meaning of Section 13(d)(3) of the Exchange Act.

(b)           “Common Stock” shall mean at any time the Common Stock, $.0001 par value, of the Company.

(c)           “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(d)           Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Purchase Agreement.

2.           Agreements.

(a)           Voting Agreement.  Each Stockholder shall, from time to time, at any meeting of stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, cause the Shares to be counted as present for purposes of establishing a quorum, and vote or consent (or cause to be voted or consented), in person or by proxy, the Shares then held of record or Beneficially Owned by the Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, and any other voting securities of Company (whether acquired heretofore or hereafter) (i) in favor of the Asset Purchase, the adoption by the stockholders of the Company of the Purchase Agreement and the approval of the terms thereof and each of the other actions contemplated by the Purchase Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any Alternative Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or of the Company under the Purchase Agreement or which would result in any of the conditions set forth in Article 7 of the Purchase Agreement not being fulfilled.

(b)           No Inconsistent Arrangements.  Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Purchase Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge, assignment, encumbrance or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company with respect to the Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Purchase Agreement.

(c)           Grant of Irrevocable Proxy; Appointment of Proxy.

(i)           In accordance with the agreement to vote Shares set forth in paragraph 2(a) of this Agreement, and subject to the proviso contained therein, each Stockholder hereby irrevocably grants to, and appoints, Buyer or any designee of Buyer the Stockholder’s lawful agent, attorney and proxy (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, (A) in favor of the Purchase Agreement, the Asset Purchase and the transactions contemplated thereby and (B) against any Alternative Proposal.  Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(ii)          Each Stockholder represents that any proxies heretofore given in respect of the Stockholder’s Shares are not irrevocable, and that any such proxies are hereby revoked.

(iii)         Each Stockholder understands and acknowledges that Buyer is entering into the Purchase Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.  Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(c) is given in connection with the execution of the Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement.  Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked.  Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.  The proxy contained herein with respect to shares of Company Common Stock is intended to be irrevocable.

(d)           No Solicitation.  Each Stockholder hereby agrees, in its capacity as a stockholder of the Company, and not in any capacity as a director or officer of the Company, that neither the Stockholder nor any of its subsidiaries or affiliates shall (and the Stockholder shall cause its officers, directors, partners, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, facilitate (including by way of furnishing or disclosing non-public information), participate in or initiate discussions, inquiries, proposals or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Buyer, any of its affiliates or representatives) concerning any Alternative Proposal.  Each Stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal.  Each Stockholder will promptly communicate to Buyer the terms of any Alternative Proposal made to such Stockholder and the identity of the party making such Alternative Proposal.  Any action taken by the Company or any member of the Board of Directors of the Company in accordance with Section 6(i) of the Purchase Agreement shall be deemed not to violate this Section 2(d).

(e)           Appraisal Rights.  Each Stockholder hereby irrevocably waives any rights of appraisal with respect to the Asset Purchase or rights to dissent from the Asset Purchase that such Stockholder may have, if any.

3.           Representations And Warranties of The Stockholders.  Each Stockholder hereby represents and warrants to Buyer as follows:

(a)           Ownership of Shares.  The Stockholder is the record and Beneficial Owner of the Existing Shares.  On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by the Stockholder.  The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b)           Power; Binding Agreement.  The Stockholder has the legal capacity (in the case of Stockholders that are natural persons) and all requisite power (corporate, partnership or other) and authority to enter into, to perform all of his or her obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust.  This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

(c)           No Conflicts.  Except for filings under the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of her properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of her properties or assets.

(d)           No Encumbrances.  Except as permitted by this Agreement, the Existing Shares and the certificates representing the Existing Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all encumbrances, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such encumbrances or proxies arising hereunder.

(e)           No Finder’s Fees.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

(f)           Reliance by Buyer.  The Stockholder understands and acknowledges that Buyer and the Sub are entering into the Purchase Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

4.           Representations And Warranties of Buyer.  Buyer hereby represents and warrants to the Stockholders as follows:

(a)           Power; Binding Agreement.  Buyer has the power and authority to enter into and perform all of its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Buyer will not violate any other agreement to which it is a party.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

(b)           No Conflicts.  Except for filings under Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby or compliance by Buyer with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to Buyer, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Buyer or any of its properties or assets.

5.           Shareholder Capacity.  No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholders Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Purchase Agreement or following the termination of the Purchase Agreement.

6.           Further Assurances.  From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7.           Stop Transfer; Change in Common Stock.  The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.  In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” as used in this Agreement shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

8.           Termination.  This Agreement and the irrevocable proxies given herein shall terminate and no party shall have any rights or duties hereunder or thereunder upon the earlier of (a) the Closing or (b) termination of the Purchase Agreement in accordance with its terms; provided that each Stockholder shall fulfill its obligations and continue to be liable under Section 2(e) in accordance with the terms thereof.  Nothing in this Section 8 shall relieve or otherwise limit any party of liability for breach of this Agreement.

9.           Miscellaneous.

(a)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)           Binding Agreement.  This Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s administrators or successors.  Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

(c)           Assignment.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, provided that Buyer may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.

(d)           Amendments; Waivers.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e)           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy or facsimile (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery.  All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Stockholders:	At the addresses set forth opposite their names on Schedule I hereto

With a copy to:	Barnett & Associates 4 Lighthouse Way Darien, Connecticut 06820 Attn: Charles E. Barnett, Esq. Telephone: 203-273-0278 Fax: 203-655-9698

If to Buyer:	MMAC, LLC Two Greenwich Office Park Greenwich, Connecticut 06851 Attention: Managing Member Telephone: 203-422-5600 Fax: 203-987-4839

With a copy to:	Finn Dixon & Herling LLP 177 Broad Street Stamford, CT 06901 Attention: David I. Albin, Esq. Tel: (203)-325-5000 Fax: (203)- 325-5001

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(f)            Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)           Specific Performance.  Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h)           Remedies Cumulative.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)            No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j)            No Third Party Beneficiaries.  This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

(k)           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

(l)            Descriptive Headings.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(m)          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, Buyer and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

MMAC, LLC

By:	/s/Brad Palmer
Name:	Brad Palmer
Title:	Authorized Person

STOCKHOLDERS:

/s/ William W. Burnham
William W. Burnham

/s/ Alice B. Burnham
Alice B. Burnham

/s/ Ashley C. Andersen Zantop
Ashley C. Andersen Zantop

/s/ Fell C. Herdeg
Fell C. Herdeg

/s/ Hakim Bangash
Hakim Bangash

/s/ Fred Filoon
Fred Filoon

/s/ Bradford Mead
Bradford Mead

/s/ Patty Sullivan
Patty Sullivan

/s/ William Sondheim
William Sondheim

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule I

Stockholder	Number of Shares(% Ownership)
William W. Burnham	187,584,467(26.76%)
Alice B. Burnham	129,503,806(18.48%)
Ashley C. Andersen Zantop	33,673,808(4.80%)
Fell C. Herdeg	1,300,000(0.19%)
Hakim Bangash	1,200,000(0.17%)
Fred Filoon	14,850,000(2.12%)
Bradford Mead	1,600,000(0.23%)
Patty Sullivan	2,284,000(0.33%)
William Sondheim	1,200,000(0.17%)